                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of November 8, 1996, by and between DR. RONALD SWALLOW residing at 64 Manor Drive, Ramsey, New Jersey 07446 (hereinafter referred to as the "Executive") and TELLURIAN, INC., a Delaware corporation, with principal executive offices located at 15 Industrial Avenue, Upper Saddle River, New Jersey, 07458 (hereinafter referred to as the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged inter alia in the business of design, development and marketing of virtual reality products; and

         WHEREAS, the Company desires to retain and employ the Executive for the purpose of securing to the Company the experience, ability and services of the Executive.

         NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:



                                    ARTICLE I

                                   EMPLOYMENT

         The Company hereby employs the Executive as its President and the Executive hereby accepts such employment and agrees to serve as an executive officer of the Company subject to and upon the terms and conditions set forth in this Agreement.



                                   ARTICLE II

                                     DUTIES

         (A) The Executive shall, during the term of his employment with the Company and subject to the direction and control of the Company's Board of Directors, perform such executive duties and functions as he may be called upon to perform consistent with his employment hereunder as Chairman of the Board. As Chairman, he shall be responsible for making all final decisions as to technical and engineering matters.

         (B) The Executive agrees to devote his full time and best efforts to the performance of his duties for the Company; render such executive services for any subsidiary or affiliated business of the Company; participate in the direction of the Company's business and financial operations; and promote the Company's relationships with its employees, customers and others in the business community.

                                   ARTICLE III

                                  COMPENSATION

         (A) The Company shall pay to the Executive for all services to be rendered pursuant to the terms of this agreement, a base salary at the rate of One Hundred Eight Thousand ($108,000) Dollars per year, or $9,000 per month, during each year of the term of this agreement, payable in accordance with the Company's normal payroll procedures. However, such payments shall not be made less frequently than on a monthly basis. In the event the Company's operations are profitable, the disinterested board members may approve salary increases in their sole discretion.

         (B) At the end of each fiscal year covered by the term of this agreement, commencing with the year ending December 31, 1997, the Company's independent auditors will audit its financial statements and determine whether the Company has achieved any income before taxes under generally accepted accounting principles. In such event, the Company will pay into an executive officer bonus pool an amount equal to 10% of pre-tax profits and the board of directors will determine the amount of bonuses that will be paid from such pool to each executive officer.

                                   ARTICLE IV

                         WORKING CONDITIONS AND BENEFITS

         (A) Executive shall be entitled to a paid minimum three (3) week vacation during each year of his employment with the Company.

         (B) The Executive is authorized to incur reasonable and necessary expenses for promoting the business of the Company, including authorized expenses for entertainment, travel and similar items. The Company shall reimburse the Executive on a bi-monthly basis for all such expenses, upon presentation by the Executive of an itemized account of such authorized expenditures.

         (C) The Executive shall be employed by the Company at executive offices maintained by the Company in the New Jersey area and at no other location. The Executive shall travel on the Company's behalf to the extent reasonably necessary.

         (D) The Company shall provide to the Executive during the term of this agreement a motor vehicle for business use and shall pay for all costs, expenses (including insurance, maintenance and like charges) in connection with such use.

         (E) The Company shall provide the Executive during the term of this agreement (and thereafter as provided for under ArticleVII(A)), with hospitalization and major medical health and dental insurance providing coverage for the Executive and his dependents as per the Company's standard plan(s). The Executive shall permit the Company to have key man life insurance on his life in the amount determined by the Board of Directors, with the Company as the beneficiary of such life insurance.

         (F) The Company shall provide to the Executive to the full extent provided for under the laws of the Company's state of incorporation and the Company's By-Laws, indemnification for any claim or lawsuit which may be asserted against the Executive when acting in such capacity for the Company, provided that said indemnification is not in violation of any Federal or state law, rule or regulation.


                                    ARTICLE V

                                 OTHER BENEFITS

     (A) During the term hereof, the Executive shall be entitled to receive such of the following other benefits of employment available to other members of the Company's management: health and life insurance benefits, pension, profit sharing and income protection or disability plans, in each instance, consistent with his position.

         (B) The Company shall use its best efforts to cause the Executive to be nominated for election to the Company's Board of Directors each year during the term of this agreement.


                                   ARTICLE VI

                                      TERM

         The term of this agreement shall commence as of the date hereof and continue until November 8, 2000 (four years after the completion of the Company's public offering) unless this agreement is otherwise terminated pursuant to the terms hereof.


                                   ARTICLEVII

                                   TERMINATION

                  (A) The Company may terminate this agreement subject to the provisions of paragraph (C) upon written notice to the Executive if the Executive becomes disabled and as a result of such disability is substantially unable to perform his duties hereunder for a period of six (6) consecutive months; such notice shall be forwarded to the Executive by the Company upon and after a resolution of the Company's Board of Directors authorizing such notification. Such notification shall provide that Executive and his dependents will continue to be covered for life, dental and health insurance, at the Company's sole expense, pursuant to the provisions of Article IV(E) until such time as Executive is employed elsewhere with similar benefits. Such health and dental insurance shall be the same insurance coverage provided or offered to the other senior executives of the Company.

                  (B) The Company may terminate this agreement upon written notice from the Company to the Executive if the Executive has willfully committed acts of misconduct materially adversely detrimental to the Company. Such notice shall be forwarded to the Executive by the Company upon and after a resolution of the Company's Board of Directors authorizing such notification.


                                  ARTICLE VIII

                       CONFIDENTIALITY AND NON-COMPETITION

       (A) All information concerning the Company's products, advertising, sales, marketing and other materials or articles of information, including without limitation customer and supplier lists, data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole and confidential property of Company; if Company requests the return of such materials at any time during or at or after the termination of Executive's employment, Executive shall immediately deliver the same to Company.

         (B) During the term of this agreement and one (1) year after the termination of his employment with Company for any reason whatsoever, Executive shall not directly or indirectly induce or attempt to influence any employee of Company to terminate his employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating in the continental United States which is involved in any product or service which is part of Company's activities on the date of termination of his employment or is definitely planned by Company on the date of termination of his employment. This restriction on competition by Executive shall run for a period of one year from the date of termination of his employment with respect to any product or service which is part of Company's activities on the date of termination of his employment and with respect to any product or service which is being definitely planned by Company on the date of termination of his employment. However, nothing contained in this paragraph shall prevent Executive from holding for investment no more than five (5%) percent of any class of equity securities of a company whose securities are traded on a national securities exchange. Within ten business days of the termination of this Agreement by either party, notwithstanding the reason for termination, Executive shall receive a payment equal to one-half of his then salary in consideration of the Executive's covenant not to compete for a period of one year after the termination of employment contained in this paragraph (B). In the event that the Company elects not to make the first payment to the Executive in accordance with aforesaid terms, then the provisions contained in this paragraph (B) of Article VIII shall be void and of no further force and effect at the close of business on the tenth day following the termination of this Agreement.

         (C) During the term of this agreement and at all times thereafter while the covenant not to compete is in effect in accordance with paragraph (B) of this ARTICLE VIII, without the consent of the Board of Directors, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in paragraph (A) above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes used or developed by the Company or any names and addresses of customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive or learned or acquired by Executive while in the employ of Company.


                                   ARTICLE IX

                                  SEVERABILITY

         If any provision of this agreement shall be held invalid or unenforceable, the remainder of this agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.


                                    ARTICLE X

                                   ARBITRATION

         Any controversy, claim or dispute arising out of the terms of this agreement, or the breach thereof, shall be settled by arbitration in New York County under the rules of the American Arbitration Association and the award rendered thereon shall be final, binding and conclusive as to all parties and may be entered in any court of competent jurisdiction.

         In the event Executive or the Company submits a claim, controversy or dispute for arbitration, the Company shall continue to pay Executive his full compensation (including salary and bonuses) until the matter has been settled by arbitration in accordance with this Article X, but in no event shall such Compensation exceed the amount payable to Executive under Article III and VII(C) hereof. The arbitration panel shall not have the right to modify the terms of this Agreement. The arbitration panel shall consist of three senior executives of companies with sales in excess of $50,000,000 per year.


                                   ARTICLE XI

                                     NOTICE

         All notices required to be given under the terms of this agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

         If to the Company, addressed to:

                  Tellurian, Inc.
                  15 Industrial Avenue
                  Upper Saddle River, NJ  07458

         With a copy to:

                  Lester Morse P.C.
                  111 Great Neck Road, Suite 420
                  Great Neck, NY  11021

         If to the Executive, addressed to:

                  Dr. Ronald Swallow
                  64  Manor Drive
                  Ramsey, NJ  07446

or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.


                                   ARTICLE XII

                                     BENEFIT

         This agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of the Company and the heirs and personal representatives of the Executive.

                                  ARTICLE XIII

                                     WAIVER

         The waiver by either party of any breach or violation of any provision of this agreement shall not operate or be construed as a waiver of any subsequent breach.

                                   ARTICLE XIV

                                  GOVERNING LAW

       This agreement has been negotiated and executed in the State of New Jersey and New Jersey law shall govern its construction and validity.

                                   ARTICLE XV

                                ENTIRE AGREEMENT

         This agreement contains the entire agreement between the parties hereto; no change, addition or amendment shall be made hereto except by written agreement signed by the parties hereto. This agreement supersedes all prior agreements and understandings.


         IN WITNESS WHEREOF, the parties hereto have executed this agreement and affixed their hands and seal the day and year first above written.

                                                 /s/ Dr. Ronald Swallow
                                                 -----------------------------
                                                 Dr. Ronald Swallow, Executive



                                                 TELLURIAN, INC.


                                                 By  /s/ Stuart French
                                                 ---------------------------
                                                    Stuart French, President